Exhibit 10.21

Share Transfer Agreement

Transferor (Party A): Guangzhou Cornerstone Asset Management Co., Ltd.

Uniform Credit Code: 91440101MA5ANX6J4B

Address: Room 01&12, 49F, Chow Tai Fook Financial Center, No. 6 Pearl River East Road, Tianhe District, Guangzhou, Guangdong, China

Transferee (Party B): Ruan Yizhong

ID Card No.: 441827198410237418

Address: No. 1, Lianbai New Village, Shiqi District, Zhongshan City, Guangdong Province

Party A and Party B (hereinafter the “Parties”) have reached the following agreement through negotiation on the basis of equality and mutual benefit for the transfer of shares.

Article 1. Transfer of Shares

1.

Party A holds 44% shares of Guangzhou Alphabet Private Securities Investment Fund Management Co., Ltd. (hereinafter the “Target Company” or “Company”) and is entitle to transfer the above shares of the Target Company.

2.

Party B, as a person of complete capacity for civil disposition, agrees and accepts the transfer of shares by Party A and undertakes the liabilities to the Company up to the amount of equity investment, and acknowledges and performs the Company’s articles of association.

3.

The Parties confirm that the shares transferred hereunder include all the annexed rights and interests of such shares, and the above shares are not subject to (including without limitation) any encumbrance and third-party rights or claims. The Company do not have any existing or potential significant liabilities, lawsuits, claims or liabilities that have not been disclosed by the Transferor to the Transferee.

Article 2. Price of Share Transfer and Payment

1.

Party A agrees to transfer the 44% shares it holds in the Company to Party B at the price of RMB 1 yuan (in words: RMB one yuan) in accordance with the terms and conditions prescribed in this Agreement and Party B accepts the transfer of shares at the above price.

2.	Party B agrees to pay the price to Party A in the following methods:

Party B agrees to pay RMB 1 yuan (in words: RMB one yuan) to Party A in a lump sum within 3 business days after this Agreement is signed or sealed by the Parties and assists Party B to complete the registration procedure at the administration authority for industry and commerce.

Article 3. Undertaking of the Costs for Share Transfer

The Parties agree that the relevant costs related to the share transfer agreed hereunder shall be paid by the Parties respectively.

Article 4. Inheritance of the Shareholder’s Rights and Liabilities

1.

From the effective date of this Agreement, Party B shall actually exercise the shareholder’s rights and perform the corresponding shareholder’s liabilities. Party A may, if necessary, provide assistance for Party A’s exercise of the shareholder’s rights and performance of the shareholder’s liabilities.

2.	From the effective date of this Agreement, Party B shall enjoy the profit distribution and undertakes the risks and losses in proportion to its ratio of shareholding in the Company.

Article 5. Change and Cancellation of the Agreement

This Agreement may be changed or cancelled in any one of the following circumstances, provided that the Parties sign the relevant agreement for the change or cancellation:

1.	The Agreement cannot be performed continuously due to the effect of any force majeure event;

2.	One Party losses the capacity to perform this Agreement;

3.	One Party violates this Agreement and significantly affects the interests of the other Party, thus causes the non-performance of this Agreement;

4.	The Parties agree to cancel this Agreement through negotiation due to any change of circumstances;

5.	Any circumstance for changing or cancelling this Agreement agreed hereunder.

Article 6. Responsibilities for Breaching Contract

1.

If one Party fails to perform or severely breaches any clause of this Agreement, the defaulting Party shall compensate all the economic losses suffered by the non-defaulting Party. And unless otherwise prescribed in this Agreement, the non-defaulting Party may demand to cancel this Agreement.

2.

If Party B fails to pay the price for the share transfer in accordance with Article 2 hereof, it shall pay the liquidated damages at the rate of 0.05% of the amount payable for each day delayed. After Party B pays the liquidated damages, if the losses suffered by Party A excesses the liquidated damages or the breach of contract by Party B causes Party A to suffer any other damage, it will not affects the right of Party A to claim any further compensation or the compensation for any other damage.

3.

If Party A fails to actively cooperate with Party B for the registration procedure at the administration authority for industry and commerce, Party B may urge Party A in writing. If Party A still fails to cooperate within 5 business days after receiving the notice in writing, Party B may demand Party A to pay 10% of the price of share transfer as the liquidated damages.

Article 7. Confidentiality

1.

Without the written approval of the other Party, neither Party may disclose the trade secret or any other confidential information it obtains during the negotiation, signing or performance of this Agreement to any third party; unless it is required by the law or regulation to disclose the relevant information.

2.	This confidentiality clause is an independent article of this Agreement and shall remain in force irrespective of the signing, change, termination or cancellation of this Agreement.

Article 8. Dispute Resolution

If there is any dispute arising from the performance of this Agreement or related to this Agreement, it shall be resolved by the Parties through friendly negotiation. Should such negotiation fail, either Party may file a lawsuit in the court that has jurisdiction at the place where the Target Company is located.

Article 9. Others

1.	This Agreement enters into force after it is signed or sealed by both the Parties.

2.

Any matter not agreed hereunder may be resolved by the Parties through friendly negotiation. The Parties may sign supplementary agreement when they have reached a mutual agreement. The supplementary agreement shall be equally valid as this Agreement.

3.

The Parties shall cooperate with the Company to handle the approval procedure for the change of shareholder and complete the registration procedure at the administration authority for industry and commerce as soon as possible.

4.

This Agreement is signed in four copies, with both the Parties holding one copy respectively, the Company holding one copy and the remaining one copy submitted to the administration authority for industry and commerce for registration. All the copies of Agreement are equally valid.

(Blank below)

Transferor (Signature, Seal): /s/ He Xu (Seal of Guangzhou Cornerstone Asset Management Co., Ltd.)

Transferee (Signature, Seal): /s/ Ruan Yizhong

Signing Date: June 1, 2019